Exhibit 99.1
Contacts:

William (B.J.) Lehmann, J.D.	Investor Relations:
President and	Lisa M. Wilson
Chief Operating Officer	In-Site Communications
Tel: (216) 431-9900	Tel: (917) 543-9932
bjlehmann@athersys.com	lwilson@insitecony.com
ATHERSYS ANNOUNCES REGISTERED DIRECT OFFERING OF $13.1 MILLION
Cleveland, OHIO, January 28, 2011 (GLOBE NEWSWIRE) — Athersys, Inc. (NASDAQ: ATHX) announced today that it has entered into definitive agreements with certain investors to sell 4,366,667 shares of its common stock and warrants to purchase up to an additional 1,310,000 shares of common stock in a registered direct offering for gross proceeds of approximately $13.1 million, before deducting fees and offering expenses. The common stock and warrants will be sold in multiples of a fixed combination consisting of (1) one share of common stock and (2) a warrant to purchase 0.3 of a share of common stock at an exercise price of $3.55 per share of common stock. The investors have agreed to purchase the fixed combination for a price of $3.00. The warrants are exercisable beginning on the date of closing of this offering and will expire five (5) years from the date of issuance. William Blair & Company, L.L.C. and First Analysis Securities Corporation acted as co-lead placement agents for the offering.
The Company currently intends to use the net proceeds from the offering for working capital and general corporate purposes. The closing of this offering is expected to occur on or about February 2, 2011, subject to the satisfaction of customary closing conditions.
The securities are being offered pursuant to the Company’s effective shelf registration statement previously filed with the Securities and Exchange Commission and may only be offered by means of a prospectus. Copies of the prospectus supplement and accompanying base prospectus relating to the offering may be obtained from the Securities and Exchange Commission website at http://www.sec.gov, from William Blair & Company, L.L.C. at 222 West Adams, Chicago, Illinois 60606, attention: Equity Capital Markets at 312-236-1600 or from First Analysis Securities Corporation at One South Wacker Drive, 39th Floor, Chicago, Illinois 60606, attention: Equity Capital Markets at 312-258-1400.
This press release shall not constitute an offer to sell nor the solicitation of an offer to buy any security, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Athersys
Athersys is a clinical stage biopharmaceutical company engaged in the discovery and development of therapeutic product candidates designed to extend and enhance the quality of human life. The Company is developing MultiStem®, a patented, adult-derived “off-the-shelf” stem cell product platform for multiple disease indications, including damage caused by myocardial infarction, bone marrow transplantation and oncology treatment support, ischemic stroke, and inflammatory bowel disease. The Company is also developing a portfolio of other therapeutic programs, including orally active pharmaceutical product candidates for the treatment of metabolic and central nervous system disorders, utilizing proprietary technologies, including Random Activation of Gene Expression (RAGE®). Athersys has forged several key strategic alliances and collaborations with leading pharmaceutical and biotechnology companies, as well as world-renowned research institutions in the United States and Europe to further develop its platform and products. More information is available at www.athersys.com.

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